Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-114330) of E. I. du Pont de Nemours and Company of our report dated June 23, 2005 relating to the financial statements of Savings and Investment Plan of E. I. du Pont de Nemours and Company, which appears in the Form 11-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

June 23, 2005